UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2005

GLOBAL NATIONAL COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-50120	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

:2/F Hang Wei Bldg.
Road 2
North Hi-Tech Park
Shenzhen, Guangdong
Peoples Republic of China
(Address of principal executive offices and Zip Code)

(86755) 26994588
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL AGREEMENT

Pursuant to an Asset Purchase Agreement dated as of June 6, 2005 (the “Purchase Agreement”) among Shenzhen Century Teltone Technology Co. Ltd. (“Purchaser”), the Registrant, Wang Hanqing, and Wu Wenbin (the “Shareholders”), on the one hand; and Shenzhen Teltone Communication Co. Ltd. (“Seller”) on the other hand, the Registrant, through Purchaser, a wholly owned subsidiary of Registrant, acquired from Seller Seller’s intellectual property to manufacture certain models of Seller’s personal handy phones (the “Intellectual Property”). The closing (the “Closing”) occurred on June 8, 2005. The purchase price for the Intellectual Property consisted of restricted shares of Registrant’s Common Stock of which 8,360,000 shares (the “Initial Shares”) were issuable at Closing and 6,640,000 shares are to be delivered to the Seller if the net income (the operating income attributable to the Intellectual Property) for the twelve month period commencing on April 1, 2005 is at least US$5,000,000. Notwithstanding the foregoing, the effective date of the Closing is deemed to be March 15, 2005 so that all sales on and after March 15, 2005 (together with income and expenses associated therewith) are for the account of Purchaser. In connection with the issuance of the Initial Shares, the Shareholders have agreed to return to the Registrant for cancellation 5,000,000 shares of Registrant’s Common Stock which they had owned so that the net dilution from the issuance of the Initial Shares will be 3,000,000 shares.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure set forth in Item 1.01 is hereby incorporated. Prior to the Closing, Purchaser advanced to Seller approximately US$500,000 to enable Seller to manufacture or cause the manufacture of the personal handy phones on behalf of Purchaser pending government approval and prior to Closing.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Purchase Agreement, the Registrant issued the Initial Shares to the Seller, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Title

4.1	Asset Purchase Agreement, dated as of June 6, 2005

9.1	Financial Statements. If required, Financial Statements relating to acquired assets will be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NATIONAL COMMUNICATIONS CORP.

Dated this 8th day of June, 2005.	By:	/s/ Wang Hanqing

Wang Hanqing President and Chief Executive Officer